                                                                   Exhibit 10-18

                               STATE OF NEW YORK
                           PUBLIC SERVICE COMMISSION


                                OPINION NO. 98-1


CASE 96-E-0898 - In the Matter of Rochester Gas and Electric
                 Corporation's Plans for Electric Rate/
                 Restructuring Pursuant to Opinion No. 96-12.



                 OPINION AND ORDER ADOPTING TERMS OF SETTLEMENT
                       SUBJECT TO CONDITIONS AND CHANGES



Issued and Effective:  January 14, 1998

                               TABLE OF CONTENTS

                                          Page
                                          ----
APPEARANCES

INTRODUCTION                               1

PROCEDURAL HISTORY                         2

     Procedural Concerns                   4

THE REVISED SETTLEMENT                     5

REVENUE REQUIREMENT                       10

     Strandable Costs                     10

     Kamine Cost Recovery                 15

     Return on Equity                     17

     Gain on Sale of Generating Plants    21

     SBC Funding                          22

     Other Proposals                      23

REVENUE ALLOCATION AND RATE DESIGN        25

THE PROGRAM                               30

     Single Retailer Model                30

     Implementation Schedule              31

     Delivery Rates                       34

     Other Retail Access Issues           38

CORPORATE STRUCTURE                       39

ENVIRONMENTAL MATTERS                     41

MARKET POWER MITIGATION                   42

FINDINGS UNDER SEQRA                      43

CONCLUSION                                46

ORDER                                     47

APPENDIX A

APPENDIX B

APPENDIX C

CASE 96-E-0898
                                  APPEARANCES
                                  -----------


FOR ROCHESTER GAS AND ELECTRIC CORPORATION:

          Nixon, Hargrave, Devans & Doyle (by Robert J. Bird, Richard N. George, and Stanley W. Widger, Jr., Esqs.), Clinton Square - P.O. Box 1051, Rochester, New York 14603

FOR DEPARTMENT OF PUBLIC SERVICE STAFF:

          Michelle Phillips, Esq., Three Empire State Plaza, Albany, New York 12223-1350

FOR ATTORNEY GENERAL OF THE STATE OF NEW YORK:

          Glen C. King, Esq., The Capitol, Albany, New York 12247

FOR NEW YORK STATE CONSUMER PROTECTION BOARD:

          Anne Curtin and James Warden, Esqs.,
          99 Washington Avenue, Suite 1020, Albany,
          New York 12210

FOR NEW YORK POWER AUTHORITY:

          Eric J. Schmaler, Esq., 1633 Broadway, New York, New York 10019

FOR AMERICAN ASSOCIATION OF RETIRED PERSONS:

          Ward, Sommer & Moore, LLC (by Douglas H. Ward, Esq.),
          122 South Swan Street, Albany, New York 12210

FOR PUBLIC INTEREST INTERVENORS AND FOR PACE ENERGY PROJECT:

          David Resnick, Esq., 78 North Broadway, White Plains,
          New York 10606

FOR IPPNY:

          Aaron Breidenbaugh, 291 Hudson Avenue, Albany, New York 12210

FOR ENRON TRADE & CAPITAL RESOURCES:

          Read & Laniado (by Kevin Brocks, Esq.),
          23 Eagle Street, Albany, New York 12207

CASE 96-E-0898


                                  APPEARANCES
                                  -----------

FOR MULTIPLE INTERVENORS:

     Couch, White, Brenner, Howard & Feigenbaum (by Robert M. Loughney, Esq.), 540 Broadway, P.O. Box 2222, Albany, New York 12201

FOR RETAIL COUNCIL OF NEW YORK:

     Cohen, Dax & Koenig (by Paul Rapp, Esq.),
     90 State Street, Albany, New York  12211

FOR WHEELED ELECTRIC POWER COMPANY:

     Joel Blau, Esq., 32 Windsor Court, Delmar, New York 12054

FOR CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.:

     John F. Gallagher, Esq., 4 Irving Place, New York, New York 10003

FOR CONSOLIDATED NATURAL GAS COMPANIES:

     Whiteman, Osterman & Hanna (by Michael Whiteman, Esq.),
     One Commerce Plaza, Albany, New York 12260

FOR NEW YORK STATE ELECTRIC & GAS CORPORATION:

     Huber Lawrence & Abell (by Andrew Fisher, Esq.),
     605 Third Avenue, New York, New York 10158

PRO SE:

     Jerome Bowe, 104 Brentwood Drive, Penfield, New York 14526

     Charles A. Straka, 6 Oakwood Lane, Fairport, New York 14405

                               STATE OF NEW YORK
                           PUBLIC SERVICE COMMISSION


COMMISSIONERS:

     John F. O'Mara, Chairman
     Maureen O. Helmer
     Thomas J. Dunleavy


CASE 96-E-0898 -    In the Matter of Rochester Gas and Electric Corporation's
  Plans for Electric Rate/ Restructuring Pursuant to Opinion No. 96-12.

                                OPINION NO. 98-1

                 OPINION AND ORDER ADOPTING TERMS OF SETTLEMENT
                       SUBJECT TO CONDITIONS AND CHANGES

                    (Issued and Effective January 14, 1998)


BY THE COMMISSION:

                                  INTRODUCTION
                                  ------------

       This proceeding concerns issues related to rates and the restructuring of the electric utility industry for Rochester Gas and Electric Corporation (RG&E or the company). Interested parties were encouraged to reach a negotiated resolution of the complex issues raised by the transition to a competitive market for the supply of electricity./1/


       After filing a Settlement Agreement dated April 8, 1997 (April 8 Settlement), the parties proposed further revisions to resolve concerns identified by us at our October 8, 1997 session. These further revisions were reflected in an Amended and Restated Settlement Agreement (Revised Settlement) dated October 23, 1997 reached by RG&E, Department of Public Service Staff (Staff), Multiple Intervenors, Joint Supporters, and the National Association of Energy Service Companies. After careful review of the April 8 Settlement, the Revised Settlement, the comments received, the evidence, and arguments in this proceeding, we


/1/  Cases 94-E-0952 et al., In the Matter of Competitive Opportunities
                     -- ---  ------------------------------------------
Regarding Electric Service, Order Establishing Procedures and Schedule (issued
--------------------------
October 9, 1996), p. 3, (October 9 Order).

CASE 96-E-0898

issued an order adopting the Revised Settlement subject to certain conditions and changes./1/


       The findings and decision made in that order are hereby incorporated, and this opinion describes the bases for our decision.

                               PROCEDURAL HISTORY
                               ------------------

       Opinion No. 96-12/2/ required five of the State's electric utilities to file plans to bring to New York State consumers the benefits of a competitive electricity market. In compliance with that opinion and order, RG&E submitted its plan on October 1, 1996.


       Considerable public comment on the April 8 Settlement was received through educational forums, public statement hearings,/3/ and consumer correspondence. While the comments generally supported our goals for a competitive marketplace, four areas of concern were identified by the public: system and service reliability; the impact of competition on low- and fixed-income consumers; the effect of strandable costs on rates; and the need for consumer education.


       Concerns were also expressed about the relatively smaller revenue decreases for residential and small commercial customers; the increase in the residential and small commercial customers' monthly customer charge, which would have resulted in an overall bill increase for roughly 43% of the residential customers; the failure to quantify and require sharing of strandable costs, which it was alleged would have justified


----------------------
/1/ Case 96-E-0898, Order Adopting Terms of Settlement Subject to Conditions and Changes (issued November 26, 1997) (November 26 Order).

/2/  Cases 94-E-0952 et al., In the Matter of Competitive Opportunities
                     -- ---  ------------------------------------------
     Regarding Electric Service, Opinion No. 96-12 (issued May 20, 1996).
     --------------------------

/3/ Educational forums and public statement hearings were held on May 28 and 29, 1997 in Canandaigua and Rochester, respectively.

CASE 96-E-0898

further rate reductions; the slow pace of conversion to retail access--about five years; and the lack of a system to decide who would be afforded retail access first.

       Evidentiary hearings on the April 8 Settlement were held from June 3 through June 5, 1997; the record contains 2,029 transcript pages (Tr.) and 82 exhibits. In addition, statements and briefs in support of or in opposition to the April 8 Settlement were submitted by numerous parties.

       On July 16, 1997, a recommended decision by Administrative Law Judge Walter T. Moynihan was issued, which generally supported adoption of the April 8 Settlement. Briefs and/or reply briefs on exceptions were received from RG&E; Staff; Joint Supporters; the Department of Law (Attorney General);/1/ Multiple Intervenors; State Consumer Protection Board (CPB); New York Power Authority
(NYPA); American Association of Retired Persons (AARP); Public Interest Intervenors (PII), a broad-based umbrella coalition comprising 18 consumer and environmental organizations; Public Utility Law Project of New York, Inc.
(PULP), a not-for-profit public interest firm representing the interests of low-income residential consumers; Retail Council of New York (Retail Council), an association of nearly 5,000 retail enterprises in New York State; Independent Power Producers of New York, Inc. and Enron Capital & Trade Resources (IPPNY/Enron), Wheeled Electric Power Company (WEPCO), independent power marketers; and Mr. Jerome P. Bowe, a pro se intervenor.
                                     --- --

       After reviewing the recommended decision and the parties' exceptions, we requested the parties to renegotiate the terms of the April 8 Settlement/2/ to: achieve greater rate reductions for residential and other small customers; consider ameliorating the impacts of the proposed increase in the monthly customer charge; increase the ratepayers' share of possible excessive earnings and gains on the sale of generating units,


-------------------
/1/  Appendix A is a list of abbreviations used in this document.

/2/  These issues were discussed at our session on October 8, 1997.

CASE 96-E-0898

while still encouraging divestiture; accelerate the pace of retail access if warranted; increase the back-out rate during the Energy Only stage of retail access; and establish minimum spending limits for the system benefits charge
(SBC).


       As a result of further negotiations, the Revised Settlement was filed and parties were invited to submit further written comments./1/ Thirteen parties submitted comments/2/ including the five signatories to the Revised Settlement and eight others that oppose its adoption.


       In our November 26 Order, we found that with certain modifications the terms of the Revised Settlement offer a sound regulatory framework for RG&E, its competitors, and its customers in the transition to fully competitive generation and energy service markets.

Procedural Concerns
-------------------

       The recommended decision rejected an argument that most of the active parties were unfairly or improperly excluded from discussions among Staff, the company, CPB, and Multiple Intervenors. The recommended decision observed that we waived in part our settlement guidelines/3/ in the instant case to enhance the parties' ability to be creative and communicate freely./4/ Thus, the recommended decision concluded the caucusing among some parties was not proscribed, and the April 8 Settlement should not be rejected or modified based on this procedural argument.


       AARP and Mr. Bowe except, arguing the April 8 Settlement was reached as a result of procedures that denied parties a meaningful opportunity to participate. AARP also

-------------------
/1/ Case 96-E-0898, Notice Inviting Comments on Proposed Settlement (issued October 24, 1997).

/2/  Appendix B is a list of the parties who filed comments.

/3/  Cases 90-M-0255 et al., Settlement Procedures and Guidelines, Opinion No.
                     -- ---  -------------------------------------
     92-2 (issued March 24, 1992), Appendix B, p. 4 (guideline B.(3)).

/4/  October 9 Order.

CASE 96-E-0898

asserts that, because we truncated important procedures, the April 8 Settlement should be rejected. RG&E replies that earlier negotiations were unproductive when all parties were present.

       The procedures followed in this case have afforded all parties ample opportunities to shape the decisions reached in this case. As the recommended decision notes, we waived our settlement guidelines to permit caucusing to enhance the parties' ability to be creative, communicate freely, and reach an expeditiously negotiated resolution. The waiver of the guidelines permitted not only the caucusing mentioned above, but also discussions among Staff and other parties. As a result of the caucusing, a draft agreement was prepared and circulated among all the parties. After further negotiations, at which all parties had an opportunity to attend, modifications were incorporated in the agreement based on the various parties' comments. This modified agreement is the April 8 Settlement. In addition, all parties were afforded an opportunity to conduct discovery, present testimony and pre-hearing position papers, cross-examine witnesses, submit post-hearing briefs, and file briefs on and opposing exceptions to Judge Moynihan's recommended decision. Moreover, all parties were given a further opportunity to comment on the Revised Settlement. These procedural steps gave each party a reasonable opportunity to participate. Consequently, AARP's and Mr. Bowe's procedural exceptions are denied.

                             THE REVISED SETTLEMENT
                             ----------------------

       Generally, the Revised Settlement is intended to resolve all issues in this proceeding. In addition to a number of miscellaneous provisions, the Revised Settlement addresses three main topics: rate reductions, retail access, and corporate restructuring. The Revised Settlement would establish electric rates for a five-year period (July 1, 1997 through June 30, 2002) at levels that are, overall, below their current levels. While rates for all customer classes would be reduced, large industrial and commercial customers would receive the biggest decreases.

CASE 96-E-0898

       The Revised Settlement calls for rate reductions in each of five years culminating in a net $40.6 million (6.1%) decrease in RG&E's electric revenues in the fifth year as compared with rates in effect on July 1, 1996. The cumulative revenue decrease, subject to certain contingencies discussed infra,
                                                                        -----
would be $101.6 million. In addition, RG&E would forgo $73 million of incentive payments and lost net revenues otherwise due it arising from discounts contained in its flex-rate contracts.

       The rates to be established to produce the foregoing revenue reductions would not be modified to reflect changes in revenues or expense, state and local taxes (other than gross receipts taxes and property taxes) and asset sales during the term of the Revised Settlement except for the following items, some of which are the subject of exceptions as more fully discussed infra:
                                                               -----

       a.   Kamine/Besicorp - Allegany L.P. (Kamine) recovery;

       b.   Variations in the levels of mandated relief;

       c.   Securitization benefits;

       d.   Deferrals; and

       e.   Adjustments

       Except for changes arising from a mandated SBC and securitization, which would be reflected in rates without any limitations, rates will only be changed if the pre-tax net effect of all other such items, on a projected cumulative basis during the term of the Revised Settlement, would be greater than $30 million. However, no such rate adjustment would be made in rate years/1/ one or two, and adjustments in the final three rate years would be subject to monetary limitations, which ensure that

--------------------
/1/ A rate year is a one-year period commencing on July 1 of one calendar year and terminating on June 30 of the following calendar year.

CASE 96-E-0898

there would be rate decreases during the five years. Any amounts that are not recovered as a consequence of the monetary limitations may be deferred.

       Generally, the Revised Settlement provides that the revenue decreases would be allocated to RG&E's service classes based on their responsibility for generation costs. The proposed revenue reductions are in addition to the base rate reductions and the elimination of fuel adjustment charges effective July 1, 1996, in accordance with a settlement agreement (1996 Settlement) that we approved with modifications./1/ Pursuant to the 1996 Settlement, the total reductions for the 12 months ended June 30, 1997 approximated 2.5% for residential customers and 4.5% for non-residential customers./2/


       Several specific rate design changes are also set forth in the Revised Settlement, including a proposed yearly $1.50 increase in the monthly customer charge for the residential and small business customers, elimination of the difference between the peak and shoulder-peak energy charges as of July 1, 1997 for large industrial customers, and modification of the energy audit requirement in the flex-rate tariffs. In addition, beginning July 1, 1999 and continuing through June 30, 2002, certain incremental manufacturing load of at least 50 kW would be served at an average rate of $0.059 per kWh. All other changes in revenues would be allocated uniformly within each service classification.

       With respect to the Retail Access Program (Program), the Revised Settlement requires RG&E to open its electric system to competition at a pace such that all retail customers would be

-------------------
/1/  Cases 95-E-0673 et al., Rochester Gas and Electric Corporation, Order
                     -- ---  --------------------------------------
     Approving Terms of Settlement Agreement With Changes (issued June 27,
     1996), which was restated in Cases 95-E-0673 et al., Opinion No. 96-27
                                                  -- ---
     (issued September 26, 1996). Our modification of the 1996 Settlement is the subject of an Article 78 proceeding that will be terminated upon approval of the pending Revised Settlement.

/2/  These decreases reduced the company's revenues by $23 million annually.

CASE 96-E-0898

allowed to choose their own supplier of energy and capacity by July 1, 2002. The signatories recognize that RG&E's ability to undertake the Program is contingent upon factors such as a functioning statewide energy and capacity market, which are not in the direct control of the company. They agree to modify the Program, if necessary, to account for such factors, and to address such matters in good faith.

       The Revised Settlement would adopt a single-retailer model, which would allow a Load Serving Entity (LSE)/1/ to purchase power on the open market and distribution access from RG&E. The LSE would market the power to customers/2/ and be responsible for scheduling deliveries.

       The Program would be deployed in stages. In the Energy Only stage, which would commence on July 1, 1998, customers (up to 10% of the systemwide energy sales of 6,714 gWh) would be able to choose their own supplier of electric energy. The back-out rate during this stage is estimated to be approximately $.019 per kWh./3/ On July 1, 1999, the Energy and Capacity stage would be introduced, which would permit customers using up to 20% of the total energy to choose their own supplier of energy and capacity. The back-out rate for this stage, $.032 per kWh, is generally equal to the variable costs and specified fixed costs that RG&E incurs to produce power from its fossil and hydro generating units and from power purchased (other than from Kamine). On July 1 of the following two years, the Program would be expanded to include 30% and 46% of the energy, and on July 1, 2002 all of


----------------
/1/ An LSE is analogous to the energy services company (ESCO) in a two-retailer model.
/2/ An individual customer could qualify as an LSE and procure energy to meet its own needs.

/3/ The Revised Settlement calls for a back-out rate of $.004 per kWh for retailing costs plus an allowance of $.01905 per kWh as the value of energy (equivalent to the company's buy-back rate). Thus, RG&E would deduct a total of approximately $.02305 per kWh from bundled rates during the Energy Only stage.

CASE 96-E-0898

the company's energy. The schedule may be accelerated if the market price for power exceeds $.032 per kWh on a persistent and sustained basis during the Energy and Capacity stage. Also, to the extent that energy consumption by end-use customers grows beyond a level of 6,714 gWh, the energy caps on eligibility will be increased by the amount of additional consumption.


       As for corporate restructuring, RG&E would functionally divide existing operations into the following activity-based units: distribution unit (DISCO), generating unit (GENCO), regulated load service entity (RLSE), and, at its option, a functionally separate holding company (HOLDCO). The company would also create a structurally separate unregulated load serving entity (ULSE). The ULSE would be an energy marketer and provider of other energy services both within and outside RG&E's DISCO service territory.

       The DISCO would continue RG&E's transmission and distribution service, which would be provided to the ULSE and the RLSE pursuant to regulated tariffs. The GENCO would be responsible for operating RG&E's generating facilities. RG&E's GENCO would consist of a portfolio of nuclear and non-nuclear sources. The output from nuclear sources would be "dedicated" to regulated load, which is subject to change to conform with the outcome of any separate statewide proceeding on nuclear issues. Output from non-nuclear sources (which would initially serve regulated load) would serve load on a competitively priced basis as customers migrate away from the RLSE. The RLSE would continue to serve as a provider of last resort (POLR) and provide bundled service under tariffs to customers who elect to continue receiving bundled service or who do not have a practicable alternative. In addition, RG&E would commit to working with Staff to develop an experimental alternative to provide POLR service on a competitive basis.

       The Revised Settlement also provides for continuation of a program to assist low-income customers and a service quality program to maintain safe and reliable service. Further, the

CASE 96-E-0898

Revised Settlement responds to our directive/1/ to introduce retail access to farm and food processor customers on an expedited basis and affects three pending appeals of our prior decisions concerning RG&E./2/ Finally, except as expressly provided otherwise, the Revised Settlement would supersede the 1996 Settlement.

       Parties took a number of exceptions to the recommended decision and submitted comments on the Revised Settlement. In addition, we imposed conditions and changes in our November 26 Order before adopting the Revised Settlement. Inasmuch as issues were raised at various stages, this opinion will address the parties' exceptions as stated in their briefs on exceptions and briefs opposing exceptions (where relevant), any corresponding revisions made in the Revised Settlement, the parties' comments on these revisions, and the conditions as stated in our November 26 Order.

                              REVENUE REQUIREMENT
                              -------------------
Strandable Costs
----------------

       For the five-year term of the April 8 Settlement (and the Revised Settlement), RG&E's tariff rates are presumed to include all prudently incurred investment in electric plant and electric regulatory assets (sunk costs) as of March 1, 1997.

-----------------------
/1/  Cases 96-E-0948 et al., Petition of Dairylea Cooperative Inc., Order
                     -- ---  -------------------------------------
     Concerning Retail Access Proposals (issued February 25, 1997).

/2/ RG&E will petition the court for permission to withdraw (1) as a party to the appeal in the Article 78 proceeding brought to challenge Opinion
     No. 96-12, Energy Association v. Public Service Commission (Sup. Ct.
                -----------------------------------------------
     Albany Co. Index No. 5830-96); (2) the company's pending Article 78 proceeding Rochester Gas and Electric Corporation v. Public Service
                --------------------------------------------------------
     Commission (Sup. Ct. Albany Co. Index No. 6616-96).  (In the latter case,
     ----------
     we rejected the 1996 Settlement's Kamine provisions); and (3) the company's pending Article 78 proceeding Rochester Gas and Electric
                                             --------------------------
     Corporation  v. Public Service Commission (Sup. Ct. Albany Co.
     -----------------------------------------
     Index No. 6531-97) brought to challenge our June 23, 1997 Order Establishing Retail Access Pilot Programs in Cases 96-E-0948 et al.
                                                                  -- ---

CASE 96-E-0898

Rates would be reduced without identifying cost savings. Thus, neither RG&E's rates for full service nor its rates for unbundled service would reflect any savings specifically identified as arising from the exclusion of strandable costs, but the company must manage its business to reduce costs in line with the revenue reductions in order to maintain its rate of return.

       In addition, for those customers who choose to purchase power in the competitive market, there may be additional cost savings. These customers can avoid paying RG&E's back-out energy, capacity, and retailing rate of $.032 per kWh and pay the market price for such power. They would reap the savings from lower priced market power and RG&E's stockholders would bear the loss if the company were unable to reduce its generating cost to the market price.

       In the Revised Settlement, the signatories agreed to meet prior to July 1, 2000 (one year earlier than agreed to in the April 8 Settlement) to discuss future ratemaking treatment for sunk costs. In addition, at the end of the five-year term, there may be funds available to offset some of the sunk costs. These funds could come from earnings in excess of the allowed rate of return on equity, unused funds set aside to match a potential liability for Kamine (both discussed more fully infra), and, if we approve, the customers' share of any
                     -----
gains on the sale of generating plants.

       In the meantime, both the April 8 Settlement and the Revised Settlement provide that the costs of RG&E's nuclear generating facilities, Ginna Station and the company's 14% share of Nine Mile Point 2, would be recovered in retail rates at least through 1999. RG&E further commits to participate in good-faith negotiations with Staff and with the other cotenants of Nine Mile Point 2 regarding future rate treatment of this facility. The signatories anticipate that similar treatment will be applied to Ginna Station.

       For the non-nuclear generating facilities, both agreements address the "fixed" and "variable" portions of RG&E's fossil generating units, hydroelectric generating units, gas

CASE 96-E-0898

turbines, and power purchase contracts (other than Kamine), collectively known as the "To-Go Costs." In the Energy Only stage, the company would allow $.01905 per kWh as the estimated market value for energy provided and would agree to sell to retailers at this rate. With an allowance of $.004 per kWh for retailing costs, the allowance would be $.02305 per kWh, which is greater than the estimated $.013 per kWh in the April 8 Settlement. The variable portion of the To-Go Costs would be subject to the market for electricity commencing July 1, 1998, the start of the Energy Only stage.

       The fixed portion of such costs is the remainder of all To-Go Costs not defined as variable. The fixed portion comprises all capital costs incurred after February 28, 1997, O&M expenses, and property, payroll and other taxes. The fixed portion of the To-Go Costs are assumed to be recovered in full through the company's distribution access tariff until July 1, 1999, the start of the Energy and Capacity stage, after which recovery of the combined fixed and variable To-Go Costs and retailing costs, a total of $.032 per kWh, would be subject to competition.

       The recommended decision did not include specific estimates of strandable costs in the computation of RG&E's revenue requirement. According to the recommended decision, studies of RG&E's strandable costs are speculative at present because of the lack of a competitive market for electricity. The recommended decision also noted that the April 8 Settlement calls for rate reductions without specifying an estimate of strandable costs and allows for future consideration of such costs when some of the variables, such as the actual market price for electricity, will be known.

       The recommended decision also pointed out that, except for nuclear power and Kamine purchases, the recovery of the remaining half of RG&E's To-Go Costs for generation would depend upon the company's ability to compete with outside sources of power. If the competitive prices are lower than RG&E's back-out rates, customers who purchase that power will automatically enjoy

CASE 96-E-0898

the benefits and stockholders will bear the effects of the revenue loss.

       Several parties except, insisting that strandable costs should be calculated now and that further rate reductions should be authorized by disallowing a portion of the strandable costs. AARP renews its claim that strandable costs amount to $800 million to $940 million, and AARP calls for an equal sharing of strandable costs between ratepayers and stockholders unless the financial integrity of RG&E is in jeopardy or legislation is passed prohibiting sharing.

       AARP maintains the recommended decision is inconsistent with Opinion No. 96-12, which stated that strandable costs should be allocated through a "careful balancing of interests and expectations"; that "innovative means must be used to reduce the amount of strandable costs before they are considered for recovery"; and that these costs should be "recovered with an eye to lowering rates, [and]
fostering economic development. . . ."/1/


       According to AARP, the recommended decision admits that the April 8 Settlement is not supported by substantial evidence of the amount of strandable costs because the signatories did not estimate them and they did not set forth how such costs will be estimated in the future.

       CPB reiterates its estimated range of $1,200 million to $1,500 million for strandable costs, but notes that a precise estimate of strandable costs is not needed to require immediate rate reductions of up to ten percent. CPB also claims that the recommended decision fails to recognize that the disparities between competitive electric prices and current rates will be at their zenith over the next several years, which should be taken advantage of to reduce rates. Finally, CPB responds to various criticisms of its strandable cost proposal by noting that (1) with respect to bond ratings, CPB would limit its strandable cost disallowance to maintain an equity ratio of at least 40%,

-------------------
/1/  Cases 94-E-0952 et al., supra, Opinion No. 96-12, mimeo pp. 89-90.
                     -- ---  -----

CASE 96-E-0898

and (2) with respect to sharing, CPB's proposals would allocate 30% of the total strandable costs to RG&E's shareholders.

       RG&E and Staff support the recommended decision's conclusions with respect to strandable costs. They point out that the April 8 Settlement does not guarantee recovery of strandable costs; and note that approximately $155 million in cumulative rate reductions and forgone credits are called for in the April 8 Settlement without specifying how the company is to reduce its costs. The comparable figure for the Revised Settlement is $174.6 million.

       Staff explains that the strandable cost studies submitted by CPB and AARP contain data and computational errors that render them unreliable as a basis for modifying the April 8 Settlement. An example of the errors contained in the studies that staff observed is AARP's reliance upon 1995 data, which does not provide an accurate representation of the costs of the Kamine purchased power contract. The omission of the Kamine contract costs alone, staff suggests, could increase strandable costs by over $101 million, and a double count of regulatory assets would decrease strandable costs by $210 million. On the other hand, Staff notes that the April 8 Settlement provides meaningful rate reductions, strong incentives to mitigate costs, including strandable costs, and powerful incentives for RG&E to manage its operations efficiently and aggressively.

       RG&E argues that CPB's position is consistent with its advocacy of confiscating investors' funds in order to provide a short-term benefit today for customers, regardless of the long-term consequences. For example, RG&E maintains that it would suffer a bond downgrading were CPB's proposals to be implemented, and that its stock value would decline significantly. RG&E points to the stocks of utilities in Texas, which suffered a significant and immediate drop in prices when the Texas commission announced that those utilities would have to write off a portion of strandable costs. Likewise, the company cites a 50% decline in the stock price and a bond downgrading of the parent company of Public Service Company of New Hampshire when that

CASE 96-E-0898

state's commission announced the utility would have to absorb some strandable costs.

       In comments on the Revised Settlement, the Retail Council repeats the calls for a current estimation of stranded costs, in order to justify further rate relief.

       We find reasonable the Revised Settlement's treatment of strandable costs. First, by including in the back-out rate a component for the fixed portion of the To-Go Costs, RG&E's customers have a meaningful opportunity to avoid the equivalent of some of RG&E's strandable costs if they can purchase electric power on the market at a price below the back-out rate. In addition, the Revised Settlement calls for rate reductions and the relinquishment of other benefits without specifying how RG&E is to achieve the complementary savings needed so that it can maintain its overall rate of return. The Revised Settlement also requires the parties to meet prior to July 1, 2000 to discuss the future ratemaking treatment of RG&E's sunk costs. Finally, the exceptions calling for an immediate estimate of strandable costs are denied because the estimates proffered on the record contain data and computational errors.

Kamine Cost Recovery
--------------------

       RG&E is involved in litigation pertaining to its power purchase from facilities owned by Kamine. The April 8 Settlement's Kamine recovery provisions permit RG&E to set aside $33.2 million ($32.9 million in the Revised Settlement) over the five-year term to cover costs related to resolution of the litigation. Assuming a settlement of the Kamine litigation, RG&E would be allowed to continue after July 1, 2002 to reflect in rates $10.6 million per year ($10.5 million in the Revised Settlement) until the cost of that settlement is recovered.

       However, if no settlement were reached and RG&E were obligated to pay, RG&E would be permitted to recover from ratepayers up to seven-eights of the cost of the maximum output of Kamine during the five-year term, less amounts already accrued and any securitization benefits forthcoming. Also the

CASE 96-E-0898

$10.6 million ($10.5 million under the Revised Settlement) automatic recovery would end at the termination of the five-year term. The unrecovered balance, if any, would be deferred for future recovery, and we would determine the timing of future recovery.

       The recommended decision supports the April 8 Settlement's treatment of the Kamine dispute. The recommended decision also pointed out that, in the absence of a settlement of that dispute, there are limits on the immediate rate impacts of Kamine cost recovery, and recovery of Kamine costs on a long term basis may be subject to the forces of a competitive market for electricity. For these reasons, the Judge recommended approval of the Kamine cost recovery provisions.

       CPB excepts, contending footnote 31 of the April 8 Settlement limits the company to recovery of prudent and verifiable costs, and that any court ordered damage payments could be, but should not be, recovered in rates. In addition, CPB notes that, if the Kamine dispute is settled, RG&E would be entitled to 100% recovery of strandable Kamine costs. CPB requests that this provision be clarified to assure recovery only if the total cost of the settlement is less than the Kamine contract price.

       The Attorney General argues that there should be no automatic recovery of Kamine costs, and that we should insist on a prudence review of all payments to Kamine.

       RG&E responds that it has steadfastly pursued all available avenues to relieve its customers of the burden they would bear if the Kamine contract were enforced. In the process, it states, the company has saved its customers tens of millions of dollars. It criticizes CPB's suggestion that it should continue to devote its resources to avoiding excessive Kamine power costs, while bearing the entire risk of damages, as "the ultimate form of cynical, one-way-street regulation." With respect to CPB's second point, RG&E does not anticipate settling the contractual claim for an amount greater than that payable under the contract.

CASE 96-E-0898

       At our October 8, 1997 session, we noted our discretion to reduce rates during the five-year term if it becomes clear that the Kamine cost recovery clause would recover more funds than needed to resolve the contract dispute.
The Revised Settlement expressly acknowledges that discretion. In comments on the Revised Settlement, RG&E, Staff, CPB, and Multiple Intervenors maintain this flow-through provision is reasonable. Further, as alluded to above, footnote 31 states specifically "[n]o cost referenced in this [Revised] Settlement may be considered for recovery, true-up or deferral unless it is prudent and verifiable."

Return on Equity
----------------

       Under the April 8 Settlement, if RG&E achieves a return on common equity for its regulated operations in excess of 11.80% for the entire five-year term, the company would be entitled to retain 50% of the amount in excess of 11.80% and to use the remaining 50% to write down accumulated deferrals or sunk costs. The recommended decision found these provisions reasonable. It noted that CPB's proposed 10.2% return on equity did not include a stayout premium, which at the time was computed to be 1.44% based on the spread between the June 1997 treasury bills and May 2002 treasury bonds. The recommended decision noted that adding a stayout premium to CPB's return would increase it to 11.64%, close to the April 8 Settlement's sharing threshold.

       CPB, the Attorney General, and the Retail Council take exceptions. CPB claims that its proposed 10.2% return on equity should be used as the sharing threshold. CPB's 10.2% equity return was based on discounted cash flow, capital asset pricing model, comparable earnings, and risk premium methods. CPB also contends the recommended decision miscalculated the stayout premium. Citing the recommended decision in the Generic Finance Proceeding (Case 91-G-0509), CPB claims the premium should be based on one-half of the spread, which it says would reduce the recommended decision's figure from 11.64% to 10.92%.

CASE 96-E-0898

       CPB also renews its call for different sharing of earnings over the threshold, with 50% to write down strandable costs, 25% for the stockholders and 25% for the ratepayers for earnings in excess of 10.2%. It proposes this computation be performed annually instead of for five years.

       The Attorney General supports continuation of the 11.2% sharing threshold in the 1996 Settlement, contending RG&E will assume little additional risk as a result of the introduction of competition.

       The Retail Council calls for the flow through of all excess earnings to ratepayers. According to it, the April 8 Settlement gives 100% of excess earnings to stockholders because the portion that would be used for write downs is simply a return of capital to shareholders. The Retail Council argues we should reject the concept of a "regulatory compact," which it sees as guaranteeing shareholder recovery of all past investments.

       RG&E responds that CPB's proposed 10.2% return on equity is about 130 basis points below the average allowed returns for electric utilities in the fourth quarter of 1996 and first quarter of 1997. Also RG&E observes that CPB's implied spread over bond yields is about 160 basis points, which is less than that employed in the Generic Finance Proceeding, where a 350 basis point risk premium above the utilities' bond yields was generally employed and 250 basis points was considered the low-end of the range. RG&E conducted its own studies and concludes that its current cost of equity is between 11.95% and 12.20%.

       Moreover, RG&E points out that CPB's strandable cost proposal would weaken the company's financial position by lowering its equity ratio and increasing its risk, which could lead to a decline in its bond ratings. RG&E suggests its equity ratio would be reduced from the existing 49% to 36.3% if CPB's total rate base disallowances were adopted.

       Finally, RG&E observes that CPB's proposed allocation of excess earnings on an annual basis would be unfairly asymmetrical because excess earnings in good years would be shared with the ratepayers but earnings shortfalls in bad years

CASE 96-E-0898

would be completely absorbed by the stockholders. RG&E suggests it would never earn the target return if this change is adopted.

       At our October 8, 1997 session, we suggested that the 11.8% return on equity sharing threshold was too high, especially given that the company had recently earned excess profits, which it would retain fully under the April 8 Settlement, and that the provisions related to deferrals could result in the need for rate increases at the end of the five-year term.

       RG&E, Staff, and Multiple Intervenors maintain that the Revised Settlement addresses our concerns. They cite the Revised Settlement's provision that imputes 150 basis points of the 1997 rate year overearnings to the 11.8% return on equity measurements over the five-year term. This would effectively reduce the sharing cap to 11.5%.

       The excess earnings allocation would also be reallocated such that (1) half of the excess would be used to write down deferred costs accumulated during the term, and any portion of this half remaining after deferrals are written down would be retained by the company as earnings; and (2) with regard to the other half of any excess earnings, the first $800,000 would be used to reduce rates for certain large industrial and commercial customer classes. The remainder would be used to write down accumulated deferrals or sunk costs, and to the extent that any part of this latter half remains after writing down such deferrals and sunk costs, we would determine its disposition.

       Multiple Intervenors states that the $800,000 allocation for large customers is intended to correct for the fact that a disproportionate share of the SBC reallocation was directed to small customers. Staff asserts that the Revised Settlement reduces the likelihood of rate increases at the end of the five-year term.

       CPB reiterates its claim that the earnings sharing trigger should be 10.2% and notes that, since the time its direct testimony was submitted, interest rates on 30-year treasury bonds have declined by about 60 basis points, which it claims would justify a lower equity return.

CASE 96-E-0898

       The Retail Council reiterates that the treatment of excess earnings is unacceptable because the reallocation of excess earnings benefits only shareholders or large customers.

       The 11.5% sharing threshold falls within the range of equity returns presented in this case: from 10% by CPB to 12.2% by RG&E. Although a cursory view would lead to the conclusion that the 11.5% is on the high side, a closer examination will show the 11.5% effective threshold is reasonable. First, it must be remembered that we recently established an 11.2% sharing threshold in the company's last case/1/ that covers the three-year period ending June 30, 1999. If earnings exceed that, over the entire three-year period, they were to be shared equally between shareholders and customers, with the customers' share being used to write down assets.

       Second, the Revised Settlement would extend the stayout period by two years, and would increase the company's business risk by removing its monopoly status and subjecting it to competition. In addition, the Revised Settlement's revenue reductions place more risk on the shareholders. The combination of the two-year extension, increased business risk, and reduced revenues more than justify the increase in the threshold for sharing.

       Third, the Revised Settlement allocates more of any excess earnings to write down deferred costs or sunk costs.

       We do have one reservation about the provision that $800,000 of excess earnings will be used to reduce rates for certain large customer classes. We conclude that large customers will already receive substantial benefits under other provisions of the Revised Settlement; thus, there is no need for this unique additional benefit. Accordingly, we adopt this term of the Revised Settlement on the condition that the first sentence of Paragraph 10(b) is removed, and the words "...of this amount..." are deleted from the second sentence.

-------------------
/1/  Cases 95-E-0673 et al., supra, Opinion No. 96-27, mimeo pp. 7, 21, and 27.
                     -- ---  -----

CASE 96-E-0898


Gain on Sale of Generating Plants
---------------------------------

       The April 8 Settlement contains no separate provisions for the disposition of gains, if any, on the sale of electric generating plants. Rather, any gains would be included in the return on equity and shared if that return exceeds certain thresholds.

       At our October 8, 1997 session, we stated our belief that the April 8 Settlement was unbalanced with respect to its treatment of any gain on the sale of generating assets. We also sought a provision that would encourage RG&E to sell generating plants. The Revised Settlement contains provisions that increase the customers' share of gains realized on such sales, and provide an incentive to encourage prompt divestiture of generation.

       Staff and RG&E observe that the Revised Settlement generally provides for a 20%/80% split between shareholders and ratepayers of any net gains over the five-year term and that customers will benefit from any such gain on the sale of generating assets regardless of the company's level of equity return. The split may change to 40% shareholder and 60% ratepayer on the first $20 million of net gain in the first three years of the Revised Settlement. These parties maintain this additional allocation to the shareholder is a sufficient incentive to encourage prompt divestiture.

       CPB replies that a divestiture incentive is unwarranted because RG&E's rates are among the highest in the nation and any rate reduction resulting from the flow through of a net gain to ratepayers would make the company's rates more competitive, produce additional sales, and increase shareholders' earnings.

       We find that the Revised Settlement's treatment of gains on the sale of generating assets is reasonable because it ensures ratepayers will receive a substantial portion of any net gains on the sale of plants that were acquired on behalf of and financially supported by the ratepayers. In addition, we adopt the incentive for RG&E to divest generating assets promptly because divestiture will hasten the development of a competitive power market, the benefits of which will redound to ratepayers,

CASE 96-E-0898

consistent with Opinion No. 96-12, and, ensure a fair quantification of strandable costs./1/

SBC Funding
-----------

       The recommended decision supported the April 8 Settlement provisions related to the SBC charge, i.e., to flow through to ratepayers all mandated
                           ----
increases and decreases in spending for SBC programs, which include research and development, energy efficiency, low income, and environmental protection. The level of spending already reflected in rates had been established in the 1996 Settlement, which set rates for the three-year period ending June 30, 1999.

       AARP, CPB, and PII except to the recommended decision's conclusion not to modify the April 8 Settlement provisions related to the SBC charge. They seek specific spending levels. For example, CPB requests that the 1995 spending levels be maintained throughout the five-year term, while PII supports expenditures derived from a $.0015 per kWh rate charged to all energy sales.

       Staff points out that the Revised Settlement would build specific SBC expenditures into the rates, the cost of which would be greater than the total that would be spent if the SBC were set at $.001 per kWh for three years. However, Staff further explains that the expenditures would be spread over five years because most of the expenditures relate to ongoing energy savings and incentive payments that the company is obligated to pay for under its DSM bidding program.

       PII opposes the SBC modifications contained in the Revised Settlement because it would reduce expenditures for these programs by nearly half from $7.8 million in 1995 to an average of $4.78 million beginning in 1998. PII sets forth several examples of specific spending reductions that would result and states that the cuts are inconsistent with the clearly expressed

-------------------
/1/  Cases 94-E-0952 et al., supra, Opinion No. 96-12, mimeo p. 60.
                     -- ---  -----

CASE 96-E-0898

intention to preserve these programs at least during the transition period./1/


       Furthermore, PII calls for the elimination of the Large Customer Credit Program, which allows industrial customers to elect not to participate in the DSM program and thereby receive a $.0003 per kWh credit. Arguing that RG&E will no longer offer DSM programs, PII believes the credit should be terminated.

       Since the SBC funding allowance contained in the Revised Settlement meets our stated goal, we find these provisions acceptable. With respect to PII's position that the Large Customer Credit Program be eliminated, we note that the credit is subject to recalculation in the event that RG&E's spending on DSM programs changes materially./2/



Other Proposals
---------------
       Several parties support other changes to parts of the Revised Settlement that are unchanged from the April 8 Settlement.

       PII proposes a "price cap plus" mechanism for RG&E's revenue requirement, which is a combined revenue cap and price cap. Under price cap plus, the initial year's revenue cap would be set using traditional cost of service regulation and in subsequent years, the revenue cap would be adjusted for three factors: inflation, productivity, and growth. In addition, PII's price cap plus includes a revenue cap true-up.

       PII's price cap plus proposal is not acceptable because it could lead to increased rates if productivity is not sufficient to offset inflation and, in any event, would require annual regulatory oversight of the true-up mechanism. In effect, this proposal runs counter to our objective, which is to rely more on competition and less on regulation.

-------------------
/1/  Cases 94-E-0952 et al., supra, Opinion No. 96-12, mimeo p. 61.
                     -- ---  -----
/2/  Cases 95-E-0673 and 95-G-0674, Rochester Gas and Electric Corporation -
                                    ----------------------------------------
     DSM, Opinion No. 95-20 (issued December 27, 1995), mimeo Appendix p. 9.
     ---

CASE 96-E-0898

       CPB proposes to reduce the revenue requirement by $235,000 to reflect reforms in Workers' Compensation Law. CPB's adjustment is subsumed in the overall revenue reductions required by this order and is rejected because this change is but one of many changes expected in the future that will affect earnings subject to the sharing threshold.

       CPB also proposes we modify the provision that would permit RG&E to defer the costs of operation and maintenance related to inflation in excess of 4.0%. CPB states we should simultaneously require the return on equity to drop below 9% before deferral is permitted. The CPB's modification is asymmetrical, i.e.,
                                                                          ----
RG&E would have to bear 100% of the excess inflation risk as the return on equity drops from 11.5% to 9.0%, but the company would only retain a small portion of the upside benefit above the 11.5% equity return because of other equity return sharing mechanism we adopted supra. Consequently, this proposal
                                           -----
is not adopted.

       AARP excepts to the property tax incentive, which would allow RG&E to defer for future recovery or pass back to ratepayers 50% of any property tax expense increase or decrease in comparison to the base level, i.e., the actual
                                                              ----
tax expenditures during the 12 months ended February 28, 1997 less taxes related to any assets sold after June 30, 1997. The other 50% would be reflected in the rate of return computations. AARP characterizes the provision as a bribe to get the company to lobby for tax reductions.

       AARP's exception is rejected because the provision will encourage RG&E to pursue reductions in the cost of property taxes, or failing that, because the provision will spare customers half of any increase in such costs.

       We note that certain provisions of the Revised Settlement (i.e., (P)(P)8,
                                                                  ----
11-17, 24 (with respect to shut-down costs), and (P)30) provide for deferral and recovery without requiring further petition to or approval by us. Without altering the intent of these terms, we adopt them on the condition that a formal petition will be filed with us prior to

CASE 96-E-0898

establishing deferrals or commencing any recovery during the five-year term.

       Finally, we also observe that the Revised Settlement refers to possible Statewide resolution of the future ratemaking and ownership of nuclear facilities. Paragraph 23(d) states that "no change in the treatment of RG&E's nuclear facilities shall be implemented until at least January 1, 2000." The January 1, 2000 date might be construed as precluding a sale or transfer, through an auction or otherwise, of the company's interest in nuclear facilities until at least the year 2000 and, thus, could conflict with subsequent action on the August 1997 Staff Report on Nuclear Generation. We adopt this paragraph on the condition that (P)23(d) is modified to read as follows: "no change in the treatment of RG&E's nuclear facilities shall be implemented prior to the Commission's resolution of the August 1997 Staff Report on Nuclear Generation."

                       REVENUE ALLOCATION AND RATE DESIGN
                       ----------------------------------

       Pursuant to the April 8 Settlement, revenue decreases would generally be allocated to RG&E's service classes based on their responsibility for generation costs. As a result, the large industrial customers would receive rate reductions of 10% to achieve an average rate of $.056 per kWh; large commercial customers would receive rate reductions of 8% to achieve an average rate of $.068 per kWh; other industrial and commercial customers would receive rate reductions of 3.7% to achieve an average rate of $.08 per kWh; and residential and small business customers would receive rate reductions averaging 2.5%, with rates varying depending on usage and classification. Several specific rate design changes were also set forth, including among others a proposed annual $1.50 increase in the monthly customer charge for residential and small business customers.

       The Judge recommended the allocation favoring the large industrial customers because (1) as Multiple Intervenors had observed, RG&E's residential, commercial, and industrial rates were in 1995, respectively, 34.6%, 32.1%, and 61.5% above

CASE 96-E-0898

corresponding national average rates, which justifies proportionately greater reductions for the industrial class, and (2) the allocation of revenues and individual rate changes would move RG&E's rates closer to the marginal costs, which is economically efficient and makes sense in an increasingly competitive electricity market.

       With respect to the increases in the monthly charge, the recommended decision concluded that the ultimate customer charge of $17.50 is justified by the fact that the comparable marginal cost is about $20./1/


       CPB excepts, arguing greater attention can and should be paid to rates charged for electricity around the country. It provides extensive legal arguments in support of this proposition. Assuming we were to adopt this approach, CPB concludes we should adopt equal across-the-board percentage decreases for all classes.

       AARP objects to residential customers receiving smaller decreases and argues substantial joint and common costs should not be allocated to customer costs so more of them can be covered in rates paid by non-residential users.

       PULP contends that we have no statutory authority to favor larger industrial customers over other customers. PULP also asserts it is irrational and illegal to favor this one customer class over others as there assertedly has been no showing the industrial customers need such a decrease.

       PII claims that the customer charge should not be increased from the current $10 monthly charge to $17.50 over the five years because the marginal cost study was calculated three years ago and was not submitted in this case, and because the effect of such a charge would increase bills for 43% of the residential class even with an overall revenue decrease. In addition, PII is concerned that the decrease to energy rates would carry negative environmental consequences. According to

-------------------
/1/  Exhibits 50 and 51, Tr. 1,450-1,459.

CASE 96-E-0898

PII, the increase in sales would be accompanied by an increase in pollution.

       Staff, RG&E, and Multiple Intervenors support the recommended decision's findings with respect to revenue allocation and rate design. They note that rates must be realigned to promote economic development and industrial competitiveness. For example, Staff reasons that industrial customers who may be considering whether to expand in Rochester or to relocate and expand elsewhere might be induced by lower rates to remain in the RG&E service territory. The resulting expansion of facilities and creation of new jobs, Staff states, would have positive economic impacts for the ratepayers and for the local community.

       These parties further assert that marginal costs are a rational basis upon which to set rates, and large customers are contributing revenues disproportionately in excess of their marginal costs of service relative to residential and other small customers.

       With respect to the annual $1.50 increase in the monthly customer charges over the term of the April 8 Settlement, Staff and RG&E readily concede that about 43% of the residential class would experience bill increases, but they note that the current customer charge is well below the $20 marginal costs, and energy prices overall are well above marginal costs, resulting in improper price signals upon which customers base their decisions. RG&E also notes that its low-income customers are just as likely to consume more than the average level of energy as they are to consume less than average. Therefore, RG&E believes that the increase in the customer charge will not fall disproportionately on low-income customers.

       At our October 8, 1997 session, we did not question the rate reductions for large industrial customers but expressed interest in providing larger rate decreases to residential and other small customers. In addition, we asked the parties to reconsider the customer impact of five annual increases of $1.50

CASE 96-E-0898

in the monthly customer charge, but acknowledged that larger rate reductions for small customer classes might allay this concern.

       RG&E, Staff, and Multiple Intervenors note that the Revised Settlement would give all service classifications at least a five percent reduction. They explain that through reallocation of the SBC funding and the use of Gross Receipts Tax (GRT) reductions the overall revenue decrease will change from $27.1 million (4.1%) to $40.6 million (6.1%). Multiple Intervenors points out that a disproportionate share of the SBC reallocation (approximately $800,000) was directed to the residential and small commercial customers. Staff states that every class will receive the benefits of the GRT reductions.

       The Attorney General, CPB, Retail Council, PII, PULP, and Mr. Straka claim that even further reductions are warranted for the residential and small commercial classes. PULP maintains the allocation of the revenue decrease is not balanced and there is no support for the proposition that the industrial customers are paying a subsidy under current rates. PII, CPB, and Mr. Straka also observe that the planned rate reductions for residential and small commercial customers are back-end loaded, i.e., by year four these customers
                                          ----
will receive a 2.62% reduction and then in year five jump to the full decrease of about 5%. On the other hand, PII states that the largest industrial customers will receive 11.2% decreases, or most of their reductions, by year four. The Attorney General adds that the flow through of the GRT reductions would cost RG&E nothing and the rates contained in the Revised Settlement would still be uncompetitive.

       Mr. Owens, Mr. Straka, and CPB claim that 36% of residential customers would still receive a bill increase under the Revised Settlement, which they state is unacceptable. Mr. Owens recommends that the monthly charge increase be halved to $.75 per year, while CPB would eliminate any increase in this rate.

       As CPB argues, we can consider a number of factors in determining a proper level of rates. An important consideration is the competitiveness of RG&E's rates with those of other areas

CASE 96-E-0898

in the nation. As large industrial customers have the widest array of competitive alternatives, and are very sensitive to the level of rates, their rates should be aligned as closely as possible to comparative alternatives. Under the April 8 Settlement, the large industrial rates would have been ultimately reduced to $.056 per kWh on average, which approaches the industrial national average price for electricity of approximately $.046 per kWh. Under the Revised Settlement, the industrial rates would be $.055 per kWh.

       However, we find that the residential and small commercial customers/1/ would not receive sufficient revenue reductions under the Revised Agreement. We will increase the revenue reductions for those customers from approximately 5.0% to 7.5% in the final year of the term. This change requires a corresponding adjustment to the Revised Settlement's cumulative reduction from $51.1 million to $64.6 million for July 1, 2001.

       The Revised Settlement provides that, beginning July 1, 1999 and continuing through June 30, 2002, Incremental Manufacturing Load shall be served at an average rate of $.059 per kWh. We adopt this term on the condition that the average rate instead is $.045 per kWh so that it approximates the national average rate.

       With respect to the increase in the residential and small commercial customer charges, we observe that the increases are based on comparisons of rates and marginal costs, which suggest energy rates should be reduced and that customer charges may be increased without exceeding cost. This realignment is consistent with the coming competitive market for electricity and retailing services. We note that the further rate reductions approved for the residential customers will reduce to 27% the percentage of customers who will receive bill increases on average. It should also be noted that the yearly $1.50 increase

-------------------
/1/ Residential and other small users are identified in the Revised Settlement schedules by their lower voltage class as "pri-pri," "sec-sec," and "pri-sec."

CASE 96-E-0898

in the monthly customer charge had already been approved for the three years ending June 30, 1999 in the company's last rate proceeding. The Revised Settlement reasonably extends the increase for three more years.

       Lastly, PII's opposition to a decrease in energy charges, because of potential negative environmental impacts, is rejected. Even with the change, energy rates will remain above marginal costs and PII has offered no evidence that environmental impacts are so substantial as to exceed the environmental thresholds discussed infra.
                     -----

                                  THE PROGRAM
                                  -----------
Single Retailer Model/1/
---------------------

       The single retailer model is the foundation upon which the entire Program is built. According to the April 8 Settlement, a single retailer, or LSE, would purchase power on the open market and distribution access from RG&E. The LSE would market the power to customers and would be responsible for scheduling deliveries based on load shapes or real-time meter data. Also, for the first three years of the Program, RG&E would offer billing services to the LSEs so that they may commence operations without having to wait for development of their own billing systems. RG&E would retain ownership of the meters.

       Numerous objections were raised. The recommended decision considered many of these but did not address WEPCO's security deposit concerns because the issue would be the subject of an operating agreement.

       On exception, WEPCO asserts that the single retailer model would preclude all but the largest LSEs from entering the market because it fears RG&E will require LSEs to post security deposits, and to participate in service restoration efforts and

-------------------
/1/ The issue of the applicability of the Home Energy Fair Practices Act to single retailers has been considered in another Commission order. Cases 94-E-0952 and 96-E-0898, supra, Order Regarding Regulatory Regime for
                              -----
     Single Retailer Model (issued December 24, 1997).

CASE 96-E-0898

power quality matters. In lieu of a security deposit, WEPCO proposes a "lock box" approach, i.e., a shared bank account between the LSE and RG&E.
               ----

       RG&E responds that these issues should be part of the discussion leading up to an operating agreement because there are less costly approaches than the "lock box" approach such as individual guarantees, letters of credit, and escrow arrangements. With respect to participation in service restoration and power quality issues of WEPCO, RG&E argues that these customer contacts are an ongoing element of being a retailer.

       We agree with the Judge that these issues should be considered in connection with an operating agreement especially in view of our recent opinion to require utilities to file tariffs covering various operating procedures./1/ Until the parties have an opportunity to address both the proposed tariffs and operating agreements, these issues are not ripe for decision.


Implementation Schedule
-----------------------

       As noted above, retail competition would be introduced in stages over five years, beginning with a one-year Energy Only stage and then a multi-year Energy and Capacity stage. The recommended decision supported this approach to give RG&E sufficient time to overcome problems relating to its nuclear plants and load pockets.

       A number of parties except. CPB urges full retail access no later than one year after the implementation of the independent system operator (ISO). The Attorney General believes that an accelerated schedule is needed because the five-year term would be too restrictive, precluding chances to take advantage of arising opportunities. In the meantime, the Attorney General urges that the 1996 Settlement be left in effect, the company be


-------------------
/1/  Case 94-E-0952, In the Matter of Competitive Opportunities Regarding
                     ----------------------------------------------------
Electric Service, Opinion No. 97-5 (issued May 19, 1997), mimeo p. 34.
----------------

CASE 96-E-0898

required to solve its nuclear and load pocket problems, and retail access be implemented shortly after competition becomes technically feasible.

       IPPNY/Enron and WEPCO assert that RG&E's problems are not technical but rather financial. They believe that the problems can be addressed now and the Program can be accelerated. According to IPPNY/Enron, the April 8 and Revised Settlements themselves support its statement that there are no technical impediments because they provide for an accelerated retail access schedule if the market price for power is above RG&E's back-out rate of $.032 per kWh. Several parties point to the more rapid introduction of retail access required in other states as justification for a quicker timetable for RG&E.

       At our October 8, 1997 session, we urged the parties to consider and explore ways to speed up the introduction of retail access. We noted that the April 8 Settlement calls for an accelerated schedule only if a statewide resolution of nuclear generation issues permitted an earlier placement of such power on the market, or if market prices for power exceeded $.032 per kWh on a persistent and sustained basis. The Revised Settlement contains a new provision, which establishes a process whereby the parties will meet prior to July 1, 2000 to assess the feasibility of accelerating retail access.

       Staff believes that this new process is preferable to renegotiating a number of important provisions related to the retail access schedule.

       CPB, the Attorney General, WEPCO, the Retail Council, and Mr. Straka disagree. They assert that the retail access schedule is protracted and will cause RG&E to fall behind other upstate utilities such as NYSEG and Niagara Mohawk, which have proposals under which all customers would be eligible for retail access by the end of 1999. WEPCO contends that RG&E's nuclear generation is not a reason to delay implementation of retail access because we indicated that the State should move toward retail competition with due speed even without a statewide

CASE 96-E-0898

solution to nuclear issues./1/ CPB wants full retail access for RG&E by 1999 or within 12 months of the implementation of the ISO.

       The Attorney General seeks clarification of the modified language. It notes that the provision to consider accelerating retail access could be read as providing RG&E with veto power concerning any change in the schedule for implementation of competition, and the Attorney General would rather have us grant other parties the right to submit a recommendation without RG&E's concurrence. In addition, the Attorney General understands that the "risk" that must be addressed relates to RG&E's profits, which it claims should be explicitly stated./2/


       We recognize that RG&E is unique among the state utilities in that more than half its generation is nuclear fueled, and therefore believe that a phase-in of retail access should be long enough to give RG&E sufficient time to address this fact. However, we find the five-year phase-in period for retail access to be excessive, and conclude that four years should suffice. Consequently, we will require full implementation for the Program by July 1, 2001, which is one year earlier than provided for in the Revised Settlement.

       The last sentence of (P)52 of the Revised Settlement (which is set forth in the preceding footnote) provides for a

-------------------
/1/  Cases 94-E-0952 et al., supra, Opinion No. 96-12, mimeo p. 88.
                     -- ---  -----
/2/  The relevant portion of (P)52 of the Revised Settlement is as follows:

     The parties further agree that, prior to July 1, 2000, they shall meet to review the progress of retail access under the Program and shall consider and recommend to the Commission, as appropriate, any changes to the implementation schedule that are determined to be necessary; provided, however, that no such changes shall be recommended unless they are revenue neutral and do not materially increase the level of risk borne by the Company.

CASE 96-E-0898

possible increase in the pace of retail access implementation if certain conditions are met. In light of our modification of the retail access schedule, the last sentence is unnecessary, and therefore, is not adopted.

       Not only will full retail access be achieved one year earlier, but also the effective percentage of retail access available for the non-contract customers should be greater than identified in the Revised Settlement. This is because a large part of RG&E's load is under contract and these contract customers cannot participate in the Program until their contracts expire. Consequently, a greater proportion of the non-contract customers will be able to switch to the Program in the early years.

Delivery Rates
--------------

       The April 8 Settlement includes rates for delivery during both stages of the Program. During the Energy Only stage, the distribution access rate would equal the average rate for bundled retail service less the per-unit retailing cost and the per-unit energy-related cost of all non-nuclear energy sources, estimated to be at least $.013 per kWh.

       In the Energy and Capacity stage, the rates charged to LSEs would equal, on average, the rates for bundled retail service less $.032 per kWh, which includes retailing cost of $.004 per kWh and the per-unit fixed and variable To-Go Costs of non-nuclear energy sources, exclusive of a portion of property taxes. Twenty percent of the property tax component of the per-unit non-nuclear To-Go Costs would be deducted from bundled rates upon commencement of the Energy and Capacity stage and an additional 20% commencing every 12 months thereafter during the term of the April 8 Settlement. The actual distribution access rates would be filed as tariff changes.

       Pursuant to the April 8 Settlement, when the Program is opened to all retail customers on July 1, 2002, the company would be authorized to modify its distribution access rates, so as to hold constant the degree to which its To-Go Costs are at

CASE 96-E-0898

risk for recovery through the market. The signatories to the April 8 Settlement agree to meet before July 1, 2001 to discuss the future of these ratemaking plans.

       The recommended decision found the average rate reasonable and rejected calls for a higher back-out rate and periodic updating. However, the recommended decision found the retailing costs for residential customers is greater than the average of $.004 per kWh. Thus, it would require RG&E to estimate and reflect the actual retailing costs in each class's back-out rate when it is filed.

       AARP and WEPCO except, arguing the back-out rate is too low and will inhibit competition. These parties ask us to order RG&E to reflect the proper retailing costs in each class's back-out rate. In addition, WEPCO questions the justification for an Energy Only stage because the $.013 per kWh is so low that it is unlikely that LSEs or customers would participate in this stage. WEPCO supports its argument by pointing to the experience in Orange and Rockland Utilities' pilot program, which contained an energy-only format. According to WEPCO, that program did not produce sufficient savings to warrant participation by small customers. WEPCO requests that the initial back-out rate be set at $.032 per kWh with appropriate updating each year.

       WEPCO also argues that a fixed back-out rate for a period of two to five years in a highly uncertain environment would entail considerable risks. If the fixed back-out rate understates the market price of energy and capacity, WEPCO claims that a robust competitive retail market will not develop. When entering into a highly uncertain situation, WEPCO advises, the best course of action is to build in checkpoints such as an annual reset of the back-out rate.

       RG&E agrees with WEPCO that the Energy Only stage has limited value, but observes that until the necessary supporting mechanisms and structures for a capacity market are in place, capacity charges will be incurred by RG&E, which it must recover. RG&E opposes an annual update of the $.032 per kWh back-out rate because (1) a fixed rate will provide competitors with a stable

CASE 96-E-0898

target against which to compete and (2) a fixed rate will limit the risk faced by the company from customer migration to retail access. Periodic updating, RG&E notes, would subject it to a variable level of risk and therefore upset the balance struck by the signatories to the April 8 Settlement.

       Staff maintains that the April 8 Settlement does not preclude update of the back-out rate if circumstances warrant such action, but agrees that at this time the overriding concern is to create a stable and certain rate for LSEs.

       With respect to the appropriate level of retailing costs to include in the back-out rate, Staff and RG&E oppose the recommended decision's proposal to compute each class's retailing costs. Staff observes that such a proposal would add an unwarranted level of complexity in the tariffs. RG&E maintains that even if the $.004 per kWh retailing cost is less than actual for the residential customer class, it does not follow that the overall back-out rate is understated given that residential customers receive substantial allocations of NYPA hydropower at low rates. The net effect, according to the company, is that the combined cost of energy, capacity, and retailing is approximately equal over all classes.

       At our October 8, 1997 session, we expressed our desire to have the back-out rate during the Energy Only stage approximate market energy prices and to require the company to sell energy at that price.

       According to RG&E, Staff, and Joint Supporters, the Revised Settlement's back-out rate of $.02305 per kWh (inclusive of $.004 per kWh retailing costs) is designed to address our concern that the earlier estimated $.013 per kWh back-out rate was too low to encourage competition. Staff observes that the significant increase in the back-out rate also automatically reduces the delivery rate charged to LSEs. The proponents further note that RG&E is now committed to giving LSEs the option of purchasing energy from RG&E at $.01905 per kWh, the energy portion of the back-out rate. CPB agrees that this rate appears reasonable.

CASE 96-E-0898

       WEPCO acknowledges that the new rate is an improvement, but maintains it still falls short of WEPCO's estimate of approximately $.028 per kWh for the wholesale cost of purchasing power. Consequently, it believes that LSEs will be forced to purchase power from RG&E. WEPCO objects to the use of the $.004 per kWh company-wide average cost of retailing, reiterating its claim that the actual retailing costs for small customers is higher. It cites our recent decision in the Dairylea Case/1/ in which a $.01 per kWh adder was adopted for small customers.

       We conclude that the Revised Settlement's back-out rate during the Energy Only stage is acceptable. The Energy Only stage is expected to be implemented before the development of a mature statewide energy and capacity market. In addition, RG&E should gain valuable experience during the Energy Only stage because it will provide a controllable and workable environment in which to prepare for the remaining phase of retail access. In sum, we are unpersuaded by WEPCO's objections to the Energy Only stage.

       With respect to the Energy and Capacity stage, the use of the $.032 per kWh fixed back-out rate should contribute to a stable competitive market because the rate is based on RG&E's costs and the lack of periodic updating will provide potential competitors with predictable competitive target back-out and distribution rates--significant inputs to their price.

       One item still concerns us, however. The Revised Settlement identifies a contestable rate of $.032 per kWh, but does not indicate whether GRT is considered in the derivation of that amount. We adopt this rate subject to the clarification that the $.032 rate includes the impact of GRT.

       Finally, the recommended decision's suggestion to reflect actual retailing costs in each service classification is rejected because it would add a layer of unnecessary complexity. This complexity would arise not only from the allocation of

-------------------
/1/  Case 96-E-0948, supra, Order Establishing Retail Access Pilot Program, pp.
                     -----
     13-16.

CASE 96-E-0898

retailing costs themselves, but also from consideration of other class specific changes that parties would no doubt raise as further refinements.

Other Retail Access Issues
--------------------------

       PULP's claims that we lack the authority (1) to approve general retail wheeling for all customer classes, and (2) to deregulate new generation providers. PULP is essentially repeating the arguments it raised in an Article 78 proceeding challenging Opinion No. 96-12. The Supreme Court/1/ has rejected PULP's claims, and they are rejected here based on the rationale set forth in the Con Edison rate/restructuring decision./2/

       NYPA's and RG&E's exceptions to the recommended decision's refusal to consider a separate Economic Development Power (EDP) tariff rate are denied. Since NYPA has no EDP customers in RG&E's service territory and the Revised Settlement does not address EDP rates, we see no need to address this issue in this decision. However, if a customer requests an EDP rate in the future, we will address the issue at that time.

       CPB's request to require LSEs to provide price information to applicants in a common format is rejected. This requirement is unnecessary in a competitive market where participating marketers have the incentive to show prospective customers how their prices, however packaged, compare to those offered by others.

       AARP's call for a fund to establish a POLR that would provide consumers with electricity at affordable prices is denied. Recognizing that innovative POLR pilot programs could be

-------------------
/1/  Energy Association et al. v. Public Service Comm'n, 169 Misc. 2d 924, 933
     --------------------------------------------------
     (1996).

/2/  Case 96-E-0897, Consolidated Edison Company of New York, Inc., Opinion and
                     ---------------------------------------------
     Order Adopting Terms of Settlement Subject to Conditions and
     Understandings, Opinion No. 97-16 (issued November 3, 1997), mimeo p. 30.

CASE 96-E-0898

explored, we have decided that, "[f]or now, the utilities will function as POLRs."/1/


       AARP, CPB, and PULP also raise a number of concerns about consumer protections and marketing guidelines. As these concerns were either already considered or are the subject of a separate proceeding,/2/ all of these exceptions are denied.


       Finally, CPB calls for the development of a customer education program because it believes the April 8 Settlement (and for that matter the Revised Settlement) does not address this item. CPB's exception is denied; the Revised Settlement ((P)73) sets forth the requirement that RG&E file a consumer education plan. This Department will also be continuing broad outreach and education efforts, as well as monitoring and overseeing the utilities' own outreach and education efforts, which should be considerable.

                              CORPORATE STRUCTURE
                              -------------------

       The Revised Settlement incorporates the April 8 Settlement's provisions that would require RG&E to functionally separate its existing operations and structurally separate its ULSE. In addition, RG&E would be permitted to form a holding company. The recommended decision agreed with these proposals because the high cost of divestiture effectively precludes structural separation, especially with respect to the company's sizable nuclear assets. In addition, the recommended decision found reasonable the principles set forth in the April 8 Settlement relating to affiliate relationships, code of conduct, cost allocations, protections, and restrictions because they were based on standards approved in other cases and would permit our review in the event of abuse. Finally, the recommended decision concluded that no proscriptions, prohibitions against competition, or royalty payments should be imposed on RG&E


-------------------
/1/  Cases 94-E-0952 et al., supra, Opinion No. 97-5, mimeo p. 43 and Opinion
                     -- ---  -----
     No. 97-17, mimeo p. 21.

/2/  Ibid., p. 26.
     -----

CASE 96-E-0898

because the rate reductions, among other things, are a quid pro quo for the
                                                       ---- --- ---
benefits the company expects to receive through the operation of its unregulated businesses.

       The Attorney General and CPB prefer divestiture of generation to prevent self-dealing and other abuses arising from affiliate relationships. The Attorney General fears that Staff may not have the resources to audit effectively the various transactions among the affiliates. CPB would extend the standards for the relationship between distribution entity, i.e., the DISCO and
                                                            ----
its ULSE, to the DISCO's relationship with the RSLE. CPB also supports physical separation.

       WEPCO seeks to prohibit RG&E's unregulated marketing affiliate from using RG&E's name, relying on the expertise and experience of utility personnel, and relying on RG&E's financial resources. Furthermore, WEPCO asks that RG&E's affiliates be excluded from competing in the service territory for two years or until 20% of the company's customers are served by LSEs.

       The Attorney General and CPB seek a royalty payment from the unregulated subsidiaries to compensate the regulated utility for good will that RG&E's name and affiliation will bring them.

        RG&E has stated that it will transition out of its wholly-owned fossil and hydro generation over the next several years. The company plans to retire or otherwise remove Ginna Station from rate base when its license expires in 2009, and prior to that Ginna Station and Nine Mile 2 are subject to a statewide resolution of nuclear plant ownership and ratemaking. In view of the relatively short remaining lives on much of the company's generation, the pending resolution of nuclear plant issues, and the incentive to divest plants, functional separation of RG&E's existing operations is accepted. The structural separation of its ULSE are subject to the various rules, codes, and restrictions set forth in the Revised Settlement. Inasmuch as most of these provisions are based on standards we established in other proceedings, and are expected to anticipate likely

CASE 96-E-0898

potential abuses, they are adopted without the modifications proposed by CPB.

       RG&E's affiliates will not be prohibited from using the name of RG&E or competing in the company's service territory, or be required to pay a royalty for the use of the RG&E name and its affiliation. These concessions were part of the give and take in the negotiations and will not be disturbed.

       Finally, whether RG&E conducts its unregulated activities through a holding company or a separate subsidiary of a utility parent, the company would be permitted initially to fund its activities in the amount of $50 million under the terms of the Revised Settlement. Except for the $50 million, RG&E's regulated business segments would not be permitted to fund such unregulated operations, and would neither be allowed to make loans to, nor guarantee or provide credit support for, the obligations of unregulated affiliates.

       In view of our changes and modifications to the Revised Settlement, especially the acceleration of the introduction of retail access, and our desire to bring the benefits of a competitive electric generation industry to New York consumers, we will increase the maximum for funding for unregulated activities to $100 million.

                             ENVIRONMENTAL MATTERS
                             ---------------------

       The recommended decision did not support calls for a mandatory disclosure of generation sources and the imposition of more stringent environmental requirements on older generation facilities. We previously considered and rejected similar requests in a separate proceeding./1/ PII and CPB except, pointing out that we did not expressly reject these proposals and arguing they should be considered here.

       PII and CPB are correct in part. In fact, at our October 8, 1997 session, we directed the parties to consider designing a method of providing customers with environmental

-------------------
/1/  Case 94-E-0952, supra, Opinion No. 97-5.
                     -----

CASE 96-E-0898

information. The Revised Settlement contains language requiring the company to work with LSEs on developing such environmental information.

       However, we will not impose more stringent emission standards on older generation facilities. We view this request by PII as a thinly disguised attempt to impose new environmental standards on older plants, which will not likely create a level playing field for competing generation sources. The fact that these plants have an advantage in costs attributed to lower emission standards is but one cost consideration. PII did not address the total cost, which includes other factors that may more than offset this advantage.

                            MARKET POWER MITIGATION
                            -----------------------

       During the five-year term, RG&E would be required to maintain its system in the most cost effective manner, file a market power mitigation plan with the Federal Energy Regulatory Commission (FERC),/1/ and take appropriate action in accordance with the outcome of that filing. The Revised Settlement also reserves our right to implement market power mitigation measures for retail service after the five-year term. The recommended decision found these provisions reasonable.

       A number of parties raise concerns that anticipate problems related to market power and load pockets. In comments on the Revised Settlement, PII suggests RG&E is only bound to "consider" a range of options to maintain the reliability of its system. Accordingly, PII repeats its demand that the company be "obligated" to undertake various forecasts, load monitoring programs, evaluations, and implement alternates to major transmission and distribution additions.

-------------------
/1/ RG&E filed its request to engage in wholesale sales of capacity and energy at market based rates with FERC on July 1, 1997 and amended it on July 25, 1997. RG&E addressed the issue of market power in its request to FERC. By order issued September 12, 1997, FERC accepted RG&E's filing.

CASE 96-E-0898

       These exceptions are denied without prejudice. As noted in its FERC filing, RG&E has committed to implement transmission system upgrades, which by June 1999 will eliminate load pockets for all but 3% of summer hours. Moreover, because RG&E must maintain system reliability within load pockets by operating its units, the cost of which are already in rates, market power concerns are mitigated. Any auction of RG&E generation will be subject to our approval to ensure, among other things, that any market power concerns are addressed. If a specific problem should arise in the meantime, we will address it on an ad hoc
                                                                        -- ---
basis.

                              FINDINGS UNDER SEQRA
                              --------------------

       In conformance with the State Environmental Quality Review Act (SEQRA), we previously issued a Final Generic Environmental Impact Statement (FGEIS) on May 3, 1996./1/ We also required individual utilities to file an environmental assessment of their October 1996 restructuring proposals. RG&E filed an Environmental Assessment Form (EAF) concerning the April 8 Settlement on June 24, 1997./2/

       Subsequent to filing of the EAF, PII filed a petition asking that a Supplemental Environmental Impact Statement be filed. In its arguments supporting the petition, PII raised several substantive issues for SEQRA consideration. In a June 19, 1997 ruling, Chief Administrative Law Judge Lynch narrowed the issues needing further consideration in the environmental assessment.

       The information provided by RG&E in its EAF, the parties' comments, the Revised Settlement, and other information were evaluated in order to determine whether the potential impacts resulting from adopting the Revised Settlement's terms would be within the bounds and thresholds of the FGEIS adopted in


-------------------
/1/  Cases 94-E-0952 et al., supra, Opinion No. 96-12, mimeo pp. 76-81.
                     -- ---  -----
/2/  The final Environmental Assessment Form is Appendix C.

CASE 96-E-0898

1996. The evaluation also considered the conditions and changes to the Revised Settlement that we adopted at our session on November 25, 1997.

       Arguably, all of the potential impacts need not be considered, given that some result from Type II exempt rate actions. Nonetheless, the analysis examined all areas in which impacts could reasonably be expected.

       No impacts were found to be associated with price cap regulation. RG&E currently operates under a form of price cap regulation; the continuation of this rate setting approach for the regulated transmission and distribution company, consequently, does not constitute a change induced by competition or by the Revised Settlement. Moreover, the possibility of prudence review is seen as an important deterrent to excessive infrastructure investments as well as an incentive for promoting the use of targeted DSM as appropriate to avoid excessive transmission and distribution upgrades.

       No significant impacts were determined to result from either retirement or new construction of generation as a result of the Revised Settlement. Also, the company asserts it has no plans to either retire any of its existing electric generating facilities or construct new generating facilities as a consequence of the Revised Settlement.

       The Revised Settlement will not result in significant new transmission line construction impacts. The company's 1996 load pocket study indicates that under high summer usage and equipment failures, load pockets may occur. An application filed by the company with FERC (dated July 1, 1997 and amended July 25, 1997) contains RG&E's plan to reinforce its transmission and distribution system in order to alleviate the two load pockets within its service territory. The plan notes that with the exception of one new 115 kV transmission line (under ten miles in length), the construction required will be limited to capacitor and transformer work within existing substations.

CASE 96-E-0898

       Minor localized community economic impacts may occur (e.g. due to reduced
                                                             ----
tax receipts), but these would be balanced by positive effects in other localities.

       A greater source of concern is the possible increase in air pollution that could accompany increased demand for electric energy. It is likely that increases in energy demand will result from the Revised Settlement's decrease in rates (0.56% average annual increase in demand over the 1998-2012 period) and in DSM expenditures (0.3% increase in demand). Each of these incremental growth rates is an upper bound. For example, it is not clear that all of the rate reductions from the Revised Settlement should be attributed to restructuring; also, the lower DSM expenditures do not consider LSEs' DSM spending. Staff's opinion is that the actual growth rates will be substantially less than the corresponding rates in the FGEIS (1% annual incremental growth from the "high sales" scenario, and 0.29% from the "no incremental utility DSM" scenario).

       Because of the inherent uncertainty in forecasting future impacts, as a matter of discretion, monitoring of RG&E's restructuring and environmental impacts is being implemented,/1/ and an SBC is being established. While limiting the rate decreases in the Revised Settlement, which were adopted after extensive negotiations, could mitigate environmental impacts, this would reduce the economic benefits of the rate reductions to consumers and businesses. The mitigation methods we are adopting are reasonable in these circumstances.

       Based on these analyses, the potential environmental impacts of the Revised Settlement are found to be within the range of thresholds and conditions set forth in the FGEIS. Therefore, no future SEQRA action is necessary.

-------------------
/1/  November 26 Order, p. 8.

CASE 96-E-0898

                                 CONCLUSION
                                 ----------

       Our Settlement Guidelines establish the following standards for assessing a proposed settlement in light of our obligation to set just and reasonable rates and a utility's burden, under the Public Service Law, of showing the reasonableness of a rate change it is proposing:

          a. A desirable settlement should strive for a balance among (1) protection of the ratepayers, (2) fairness to investors, and (3) the long term viability of the utility; should be consistent with sound environmental, social, and economic policies of the Agency and the State; and should produce results that were within the range of reasonable results that would have arisen from a Commission decision in a litigated proceeding.

          b. In judging a settlement, the Commission shall give weight to the fact that a settlement reflects the agreement by normally adversarial parties./1/

     Generally, we find that the Revised Settlement as modified/2/ provides for reductions that are reasonable and provide ratepayers significant benefits over the five-year term. In addition, ratepayers will no longer be liable for credits arising from flex-rate discounts and past incentives. Furthermore, the rates will be redesigned to more closely reflect marginal costs, which should not only remove some of the inter- and intra-class return discrepancies, but also bring the rates close to those expected when the electricity market is competitive.


     The Program in the Revised Settlement, as modified, is reasonable because it phases in competition at a pace that will allow RG&E to overcome problems related to its reliance on

-------------------
/1/  Cases 90-M-0225 et al., supra, Opinion No. 92-2, Appendix B, p. 8.
                     -- ---  -----
/2/ The November 26 Order required RG&E to submit a written statement unconditionally accepting the conditions and modification contained therein. On December 1, 1997, such a statement was duly filed with the Secretary.

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

CASE 96-E-0898

nuclear power, gives customers prompt access to a retail electricity market, and provides for back-out rates at a level that should stimulate competition.

     The proposed restructuring of RG&E in conjunction with the incentives to operate its generating facilities efficiently, and the safeguards governing the transactions of the various affiliates, are reasonable as discussed above.
While RG&E's ULSE will benefit by being permitted to use the corporate name and up to $100 million of funding from the company, the ULSE will be an added source of competition, the benefits of which should redound to electric consumers.

     Although all of the signatories did not submit their litigation positions, RG&E did. It is clear from reviewing the company's October 1, 1996 submission that RG&E made substantial concession especially with respect to rate reductions. Multiple Intervenors notes that it would have argued for larger rate decreases, a faster phase-in of retail access, and a greater sharing of stranded costs during the transition period.

     It should also be kept in mind that a number of parties opposed the April 8 Settlement and the Revised Settlement and they litigated their positions. After considering the facts and reasons behind their positions, we adopted a number of modifications to the Revised Settlement.

     In light of all of the above, we adopt the terms of the Revised Settlement subject to the conditions and changes described above, which were previously included in the November 26 Order.

The Commission orders:
---------------------

     1. Clauses one through five contained in the Order Adopting Terms of Settlement Subject to Conditions and Changes (issued November 26, 1997) are adopted in their entirety and are incorporated as part of this opinion and order.

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CASE 96-E-0898

     2.  Case 96-E-0898 is continued.
                                            By the Commission,


               (Signed)                      JOHN C. CRARY
                                                Secretary

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